UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 23, 2006

WELUND FUND, INC.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	000-50142 (Commission File Number)	20-1470649 (I.R.S. Employer Identification No.)

1940 Zinfandel Drive, Suite R
Rancho Cordova, California 95670
(Address and telephone number of principal executive offices) (Zip Code)

(916) 797-0207
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On August 23, 2006, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Solar Power, Inc., a California corporation (“Solar Power”), and our wholly-owned subsidiary, Welund Acquisition, Inc., a Nevada corporation (“Merger Sub”), pursuant to which the Merger Sub will be merged with and into Solar Power with Solar Power surviving as our wholly owned subsidiary (the “Merger”).

In connection with the Merger, the shareholders of Solar Power will receive 14,000,000 shares after we reverse split our shares 1 for 3 leaving our current shareholders with 1,666,667 shares, replace our officers and directors with their own and assume control of the combined companies.

Consummation of the Merger is conditioned upon, among other things: (a) final audit of Solar Power and its subsidiaries, (b) the successful completion of a $10,000,000 financing, the proceeds of which will be used as working capital to facilitate the growth and strategic direction of Solar Power, (c) the change of our corporate name to “Solar Power, Inc.,” and (d) liquidation or sale of our current business, (e) reverse split of our current issued and outstanding shares 1 for 3, (f) approval of various legal matters, and (g) the absence of regulatory inquiries or investigations.

EXPLANATORY STATEMENT

The disclosure included in this Item 1.01 of this Current Report on Form 8-K contemplates the consummation of the merger between us and Solar Power. In the event the Merger is completed, the business, operations and management of Solar Power will become the business, operations and management of our wholly owned subsidiary on a going forward basis. Accordingly, set forth below is a summary of Solar Power’s business, plan of operations, risk factors and management. Unless the context indicates or suggests otherwise, in this Item 1.01 only, the terms “we” or “us” means Welund Fund, Inc. and the terms “Solar Power,” “they,” “it” or “their” means Solar Power, Inc. and its subsidiaries including Solar Power’s proposed acquisition of Dale Renewable Consulting, Inc., ("DRCI") a California corporation.

FORWARD LOOKING STATEMENTS

This Form 8-K contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. Words such as "expects," "anticipates," "intends," "could," "may," "believes," "estimates," or similar language identify forward-looking statements, as do the negative of these terms and other comparable wording, including, but not limited to, the following:

•	Solar Power’s future business, financial condition, and results of operations;

•	Developing and expanding market acceptance of their products;

•	Competitiveness of their products and services;

•	Any statements of Solar Power’s belief; and

•	Any statements of assumptions underlying the foregoing.

These forward-looking statements involve known and unknown risks and uncertainties. Their actual results may differ materially from those contemplated by the forward-looking statements. Factors that might cause or contribute to these differences include, but are not limited to, those discussed in the section entitled "Risk Factors" and in sections of other documents filed from time-to-time with the Securities and Exchange Commission ("SEC"). You should consider the risk factors and uncertainties expressed by them, and be aware that the occurrence of the events described as risk factors could negatively impact their business, results of operations and financial condition.

SUMMARY OF SOLAR POWER’S BUSINESS

The following Overview, Risk Factors and Business Description are written to disclose Solar Power’s operations and business, assuming consummation of the Merger, and is provided in advance of the closing to provide as much detail about Solar Power’s business and plans as possible.

Overview

Solar Power, through its wholly owned subsidiaries, International Assembly Solutions, Limited (Hong Kong), also referred to as IAS HK, and IAS Electronics (Shenzhen) Co., Ltd, also referred to as IAS Shenzhen, currently manufacture cable, wire and mechanical assemblies and are expanding operations to produce and install solar power systems. The cable, wire and mechanical products are purchased by telecommunications, transportation and manufacturing companies for use in commercial and industrial applications. These operations commenced in May 2005. Solar Power intends to design, develop, manufacture and market a variety of photovoltaic ("PV") modules, which convert sunlight into electricity. They intend to manufacture solar modules, utilizing both Monocrystalline and Multicrystalline silicone, and the balance of system components used in a finished photovoltaic system. These products are intended for use in residential commercial and industrial applications, for both on-grid electricity generation and off-grid generation. They intend to continue purchasing solar modules from a primary manufacturer to supplement the anticipated output generated by their own production facility. They intend to distribute their products primarily in the United States, including design, installation and maintenance services for construction projects. As such Solar Power has entered into a merger agreement to acquire Dale Renewable Consulting, Inc., a leader in pv installation and integration in the greater Northern California region.. They intend to principally distribute their products directly to commercial and residential customers as well as to select contractors and construction companies.

Solar Power’s primary design, fabrication and assembly operations are in China. They believe their China based manufacturing facility provides them with several competitive advantages, including highly trained, economical workforce, availability of cost effective land and factory space, and lower raw material costs.

Their Solution

Solar Power’s solutions should enable their operations to improve the quality and yield of their manufactured products, to improve the delivery of and to shorten their time-to-market, thereby improving both product and service profitability. They believe that their solutions provide the following key benefits to their customers:

•	cost-effective solar modules and balance of system products;
•	high quality components and supply chain management expertise;
•	custom design and manufacturing expertise; and
•	superior customer service and post-sales support.

Their Strategy

Solar Power’s business strategy is to develop, manufacture and market solar panels and system component products as a complete photovoltaic system to institutional, commercial and residential facilities located primarily in the United States. They presently are focused on the following steps to implement their business strategy:

•
Outsource solar cells. Solar Power believes that they have the resources and relationships to acquire solar cells. They have entered into discussion with several manufacturers who possess the production capacity to deliver the required number of complete solar cells. The manufacturing process to convert metallurgical grade silicon into either solar wafers or solar cells requires high capital investments and long lead times. They firmly believe that their resources are better applied to manufacturing the solar module and balance of system products.

•
Accelerate their cost reduction and capacity expansion. They intend to quicken the expansion pace, secure critical supply chain components and leverage their technology and manufacturing capabilities through strategic partnerships with other participants in the solar power industry. They have extensive experience manufacturing cable and mechanical assemblies in their existing facility in China.

•	Accelerate their installation cost reductions. They intend to utilize a made to order system utilizing the resources at their China facility to fully prepare each customer’s order.

•
Diversify and differentiate their product lines. They intend to design a full complement of inverters and balance of systems components to complement a wide array of solar system designs and power generating capacities.

Their Products

•
Modules. A solar module is an assembly of solar cells that have been electrically interconnected and laminated in a physically durable and weather-tight package. A typical solar module can produce from 20 to 300 watts of power and range in size from 2 to 25 square feet. Their typical commercial module will range from 180 to 220 watts.

•
Systems. A solar system is an assembly of one or more solar modules that have been physically mounted and electrically interconnected, often with batteries or power electronics, to produce electricity. Typical residential on-grid systems produce 2,000 to 6,000 watts of power.

Solar Power intends to make solar modules and systems their primary products. They believe their modules will be competitive with other products in the marketplace and will be certified to international standards of safety, reliability and quality. If their development programs are successful, they expect to continue to increase the conversion efficiency and power of their solar modules as they expand their manufacturing capacity and increase their efficiencies through on going process improvement.

Their Facilities

Solar Power’s manufacturing facilities consist of 123,784 square feet, including 100,104 square feet of factories and 23,680 square feet of dormitories, situated in an industrial suburb of Shenzhen, Southern China known as Long Gang. They lease their facilities, and their lease agreement gives them the right to use the land until July 31, 2009 at an annual rent of $164,400, subject to certain periodic rent increases. They have an option to renew this lease for three additional years at the same terms.

Their corporate headquarters are located in Granite Bay, California in a space of 3,896 square feet. The lease expires in July 2009, and the rent is currently $81,816 per year for the first year, $84,153 for the second year, and $86,491 for the remainder of the lease.

RISK FACTORS

Risks Related to Their Business

Solar Power has limited operating history on which to base it's future prospects and results of operations.

Solar Power, through it’s wholly owned subsidiaries, commenced solar power systems related operations in May 2005. It’s IAS Shenzhen subsidiary completed its first mechanical assembly manufacturing line in May 2005 and began commercial shipment of its cable, wire and mechanical products in June 2005. Due to their limited operations, historical operating results may not provide a meaningful basis for evaluating their business, financial performance and prospects. Accordingly, their results of operations for any prior periods should not be relied on as an indication of their future performance.

Their operating results may fluctuate significantly from period to period.

Several factors can contribute to significant quarterly and other periodic fluctuations in their results of operations. These factors may include but are not limited to the following:

•	the timing of orders;

•	the volume of orders relative to their capacity, which can be influenced by their customers’ inventory levels;

•	the availability and pricing of raw materials, such as silicon;

•	delays in delivery of components or raw materials by their suppliers, which could cause delays in their delivery of products to their customers;

•	delays in their product sales, design and qualification processes, which varies widely in length based upon customer requirements;

•	product introductions and market acceptance of new products or new generations of products;

•	effectiveness in managing manufacturing processes;

•	changes in cost and availability of labor and components;

•	product mix;

•	pricing and availability of competitive products and services;

•	changes in government regulations;

•	changes or anticipated changes in economic conditions; and

•	delays in installation of specific projects due to inclement weather.

Their business strategy depends on the widespread adoption of solar power technology.

The market for solar power products is emerging and rapidly evolving, and its future success is uncertain. If solar power technology proves unsuitable for widespread commercial deployment or if demand for solar power products fails to develop sufficiently, Solar Power would be unable to generate enough revenues to achieve and sustain profitability. The factors influencing the widespread adoption of solar power technology include:

•	cost-effectiveness of solar power technologies as compared with conventional and non-solar alternative energy technologies;

•	performance and reliability of solar power products as compared with conventional and non-solar alternative energy products;

•	success of alternative distributed generation technologies such as fuel cells, wind power and micro turbines;

•
fluctuations in economic and market conditions which impact the viability of conventional and non-solar alternative energy sources, such as increases or decreases in the prices of oil and other fossil fuels;

•	continued deregulation of the electric power industry and broader energy industry; and

•	availability of government subsidies and incentives.

Solar Power must obtain sufficient supply of solar cells to conduct their business.

Silicon is an essential raw material in the production of photovoltaic, or solar, cells. A shortage of silicon may result in significant price increases and affect their supply of solar cells. In addition, there are a limited number of solar cell suppliers. Solar Power’s estimates regarding their supply needs may not be correct and their purchase orders may be cancelled by their suppliers. If their suppliers cancel their purchase orders or change the volume or pricing associated with these purchase orders, they may be unable to meet existing and future customer demand for their products, which could cause them to lose customers, market share and revenue.

Solar Power’s component and materials suppliers may fail to meet their needs. They intend to manufacture all of their solar power products using materials and components procured from a limited number of third-party suppliers. They do not currently have long-term supply contracts with their suppliers. This generally serves to reduce their commitment risk but does expose them to supply risk and to price increases that they may not be able to pass on to their customers. In some cases, supply shortages and delays in delivery may result in curtailed production or delays in production, which can contribute to an increase in inventory levels and loss of profit. They expect that shortages and delays in deliveries of some components will occur from time to time. If they are unable to obtain sufficient components on a timely basis, they may experience manufacturing delays, which could harm their relationships with current or prospective customers and reduce their sales. They also depend on a small number of suppliers for certain supplies that they use in their business. If they are unable to continue to purchase components from these limited source suppliers or identify alternative suppliers, their business and operating results would be materially and adversely affected. They may also not be able to obtain competitive pricing for some of their supplies as their competitors.

Potential strategic acquisitions may not achieve their objectives.

In August 2006, Solar Power entered into a merger agreement with Dale Renewable Consulting, Inc., a California corporation (referred to as DRCI) pursuant to which they intend to integrate their business with DRCI’s. There is no assurance that the merger will be completed and that the merger will result in a successful integration. In addition, they are currently exploring additional strategic alliances designed to enhance or complement their technology or to work in conjunction with their technology, increase their manufacturing capacity, provide additional know-how, components or supplies and develop, introduce and distribute products and services utilizing their technology and know-how. Any strategic alliances entered into may not achieve their strategic objectives, and parties to their strategic alliances may not perform as contemplated.

They may not be able to efficiently integrate the operations of their acquisitions, products or technologies.

Solar Power may acquire new and complementary technology, assets and companies. They do not know if they will be able to complete any acquisitions or if they will be able to successfully integrate any acquired businesses, operate them profitably or retain their key employees. Integrating the business of DRCI, or any other newly acquired business, product or technology could be expensive and time-consuming, could disrupt their ongoing business and could distract their management. They may face competition for acquisition targets from larger and more established companies with greater financial resources. In addition, in order to finance any acquisitions, they might be forced to obtain equity or debt financing on terms that are not favorable to them and, in case of equity financing, resulting in dilution to their stockholders. If they are unable to integrate effectively any newly acquired entity, product or technology, their business, financial condition and operating results will suffer.

A few customers account for a significant portion of their sales.

For the first seven months of fiscal year 2006, five customers contributed ninety-nine percent (99%) of their total sales revenue, including one customer who contributed forty-six percent (46%) to their revenue. This compares to the same period in fiscal 2005 when five customers contributed ninety-eight percent (98%) of total sales revenue, including one customer which contributed fifty-six percent (56%) of their revenue. Under present conditions, the loss of any one of these customers could have a material effect on their performance, liquidity and prospects.

Failure to optimize their manufacturing potential and cost structure could materially and adversely affect their business and operating results.

Solar Power has one manufacturing facility in China. They strive to fully utilize the manufacturing capacity of their facility but may not do so on a consistent basis, particularly as they have committed to a three-year lease, with an option for three additional years, of their facility in China. Their factory utilization will be dependent on predicting volatility, timing volume sales to their customers, balancing their productive resources with product mix, and planning manufacturing services for new or other products that they intend to produce. Demand for contract manufacturing of these products may not be as high as they expect, and they may fail to realize the expected benefit from their investment in their manufacturing facilities. Their profitability and operating results are also dependent upon a variety of other factors, including: utilization rates of their manufacturing lines, downtime due to product changeover, impurities in raw materials causing shutdowns, maintenance of contaminant-free operations and availability of power, water and labor resources.

They face intense competition, and many of their competitors have substantially greater resources than they do.

Solar Power operates in a competitive environment that is characterized by price inflation, due to supply shortages, and technological change. They compete with major international and domestic companies. Their major system integrator competitors include Powerlight, SPG Solar, Akeena Solar, Sun Edison, Global Solar plus numerous other regional players, and other similar companies primarily located in California and New Jersey. Manufacturing competitors include multinational corporations such as BP Solar, Kyocera Corporation, Mitsubishi, Solar World AG, Sharp Corporation, and Sanyo Corporation. Their competitors may have greater market recognition and substantially greater financial, technical, marketing, distribution, purchasing, manufacturing, personnel and other resources than they do. Furthermore, some of their competitors have manufacturing and sales forces that are geographically diversified, allowing them to reduce transportation expenses, tariff costs and currency fluctuations for certain customers in markets where their facilities are located. Many of their competitors are developing and are currently producing products based on new solar power technologies that may ultimately have costs similar to, or lower than, their projected costs. Many of their current and potential competitors have longer operating histories, greater name recognition, access to larger customer bases and significantly greater financial, sales and marketing, manufacturing, distribution, technical and other resources than them. As a result, they may be able to respond more quickly to changing customer demands or to devote greater resources to the development, promotion and sales of their products than they can. Their business relies on sales of their solar power products and their competitors with more diversified product offerings may be better positioned to withstand a decline in the demand for solar power products. Some of their competitors own, partner with, have longer term or stronger relationships with solar cell providers which could result in them being able to obtain solar cells on a more favorable basis than them. It is possible that new competitors or alliances among existing competitors could emerge and rapidly acquire significant market share, which would harm their business. If they fail to compete successfully, their business would suffer and they may lose or be unable to gain market share.

The reduction or elimination of government and economic incentives could cause their revenue to decline.

Solar Power believes that the growth of the market for “on-grid” applications, where solar power is used to supplement a customer’s electricity purchased from the utility network, depends in large part on the availability and size of government and economic incentives. At present, the cost of solar energy generally exceeds the price of electricity in the U.S. As a result, the U.S. government has provided subsidies in the form of cost reductions, tax write-offs and other incentives to end users, distributors, systems integrators and manufacturers of solar power products. Reduction, elimination and/or periodic interruption of these government subsidies and economic incentives because of policy changes, fiscal tightening or other reasons may result in the diminished competitiveness of solar energy, and materially and adversely affect the growth of these markets and their revenues. Electric utility companies that have significant political lobbying powers may push for a change in the relevant legislation in their markets. The reduction or elimination of government subsidies and economic incentives for on-grid solar energy applications, especially those in their target markets, could cause their revenues to decline and materially and adversely affect their business, financial condition and results of operations. Reductions in, or eliminations or expirations of, incentives could result in decreased demand for their products and lower revenue.

Decrease in construction could adversely affect their business

Historically, approximately fifty percent (50%) of DRCI’s solar related revenues were generated from the design, installation and maintenance of solar power products in newly constructed and renovated buildings, plants and residences. Solar Power’s ability to generate revenues from new installation services will depend on the number of new construction starts and renovations, which will likely be correlated with the cyclical nature of the construction industry. The number of new building starts will be affected by general and local economic conditions, changes in interest rates and other factors.

Existing regulations and policies and changes to these regulations and policies may present technical, regulatory and economic barriers to the purchase and use of their products, which may significantly reduce demand for their products.

The market for electricity generating products is strongly influenced by federal, state and local government regulations and policies concerning the electric utility industry, as well as policies promulgated by electric utilities. These regulations and policies often relate to electricity pricing and technical interconnection of customer-owned electricity generation. In the U.S. and in a number of other countries, these regulations and policies are being modified and may continue to be modified. Customer purchases of, alternative energy sources, including solar power technology, could be deterred by these regulations and policies, which could result in a significant reduction in the potential demand for their solar power products. For example, without a regulatory mandated exception for solar power systems, utility customers are often charged interconnection or standby fees for putting distributed power generation on the electric utility grid. These fees could increase the cost to their customers and make their solar power products less desirable.

The failure to increase or restructure the net metering cap could adversely affect their business. Currently all grid tied photovoltaic systems are installed with cooperation by the local utility providers under guidelines created through statewide net metering policies. The way these policies are currently written the local utility only has the obligation to allow installation up to and equal to one-half of one percent of their total generation capacity. It appears likely that as an industry, they will have the ability to reach this number within the next several years. The industry is currently lobbying to extend these arbitrary generation caps, and replace them with either notably higher numbers, or with a revised method of calculation that will allow the industry to continue their expansion in a manner consistent with both the industry and state and federal desires.

Moreover, Solar Power anticipates that their solar power products and their installation will be subject to oversight and regulation in accordance with national and local ordinances relating to building codes, safety, environmental protection, utility interconnection and metering and related matters. It is difficult to track the requirements of individual states and design equipment to comply with the varying standards. Any new government regulations or utility policies pertaining to their solar power products may result in significant additional expenses to them and their resellers and their customers and, as a result, could cause a significant reduction in demand for their solar power products.

Compliance with environmental regulations can be expensive, and noncompliance with these regulations may result in adverse publicity and potentially significant monetary damages and fines.

As their manufacturing processes generate noise, wastewater, gaseous and other industrial wastes, they are required to comply with all national and local regulations regarding protection of the environment. They believe that they have all necessary permits to conduct their business as it is presently conducted. If they fail to comply with present or future environmental regulations, however, they may be required to pay substantial fines, suspend production or cease operations.

If they do not retain their key management personnel, their business will suffer.

The success of their business is heavily dependent on the leadership of their key management personnel. All their executive officers and key personnel are employees at-will. If any of these people were to leave them, it would be difficult to replace them, and their business could be harmed.

The growth of their business depends on their ability to finance new products and services. They operate in a rapidly changing industry. Technological advances, the introduction of new products and new design and manufacturing techniques could adversely affect their business unless they are able to adapt to the changing conditions. To remain competitive, they must continue to incur significant costs in product development, equipment, and facilities and invest in working capital. These costs may increase, resulting in greater fixed costs and operating expenses. As a result, they could be required to expend substantial funds for and commit significant resources to the following:

•	research and development activities on existing and potential product solutions;

•	additional engineering and other technical personnel;

•	advanced design, production and test equipment;

•	manufacturing services that meet changing customer needs;

•	technological changes in manufacturing processes; and

•	manufacturing capacity.

They are subject to particularly lengthy sales cycles in some markets.

Their focus on developing a customer base that requires their solar power products means that it may take longer to develop strong customer relationships or partnerships. Moreover, factors specific to certain industries also have an impact on their sales cycles. Some of their customers may have longer sales cycles that could occur due to the timing of various state and federal subsidies. These lengthy and challenging sales cycles may mean that it could take longer before their sales and marketing efforts result in revenue, if at all, and may have adverse effects on their operating results, financial condition, cash flows and stock price.

Products they manufacture may contain design or manufacturing defects, which could result in customer claims.

Solar Power often manufactures products to their customers’ requirements, which can be highly complex and may at times contain design or manufacturing errors or failures. Any defects in the products they manufacture, whether caused by a design, manufacturing or component failure or error, may result in returns, claims, delayed shipments to customers or reduced or cancelled customer orders. If these defects occur, they will incur additional costs and if in large quantity or too frequent, they may sustain loss of business, loss of reputation and may incur liability.

They may not be able to prevent others from using their trademarks in connection with their solar power products, which could adversely affect the market recognition of their name and their revenue.

Solar Power is in the process of registering the following trademarks: Solar Power, Inc, the Solar Power, Inc. logo, International Assembly Solutions, Ltd. and IAS, Ltd. (the “Marks”) for use with their solar power products. There is no assurance that they will be successful in obtaining such marks. In addition, if someone else has already established trademark rights in the Marks, they may face trademark disputes and may have to market their products with other trademarks, which also could hurt their marketing efforts. Furthermore, they may encounter trademark disputes with companies using marks which are confusingly similar to their Marks which if not resolved favorably could cause their branding efforts to suffer. Trademark litigation carries an inherent risk and they cannot guarantee that they will be successful in this litigation. In addition, they may have difficulty in establishing strong brand recognition with consumers if others use similar marks for similar products.

They could become involved in intellectual property disputes.

They do not currently have any registered patents or licenses material to their business. Instead, they rely on trade secrets, industry expertise and their customers’ sharing of intellectual property with them. They do not knowingly infringe on patents, copyrights or other intellectual property rights owned by other parties; however, in the event of an infringement claim, they may be required to spend a significant amount of money to defend a claim, develop a non-infringing alternative or to obtain licenses. They may not be successful in developing such an alternative or obtaining licenses on reasonable terms, if at all. Any litigation, even without merit, could result in substantial costs and diversion of their resources and could materially and adversely affect their business and operating results. They have limited insurance coverage and may incur losses resulting from product liability claims.

They are exposed to risks associated with product liability claims in the event that the use or installation of their products results in injury or damage. Since their products are electricity producing devices, it is possible that users could be injured or killed by their products, whether by product malfunctions, defects, improper installation or other causes. As a distributor, manufacturer, and installer of products that are used by consumers, they face an inherent risk of exposure to product liability claims or class action suits in the event that the use of the solar power products they sell or install results in injury or damage. Moreover, to the extent that a claim is brought against them they may not have adequate resources in the event of a successful claim against them. They rely on their general liability insurance to cover product liability claims and have not obtained separate product liability insurance. The successful assertion of product liability claims against them could result in potentially significant monetary damages and if their insurance protection is inadequate, could require them to make significant payments.

They may be subject to unexpected warranty expense.

Their current standard product warranty for their mechanical assembly product ranges from one (1) to five (5) years, and the industry is currently trending towards a ten (10) year warranty, which they may also have to implement. They intend to offer the industry standard of twenty-five (25) years for their solar modules and industry standard five (5) years on inverter and balance of system components. With some of these electronic components, they may also need to implement a ten (10) year standard warranty. They believe their warranty periods are consistent with industry practice. Due to the warranty period, they bear the risk of extensive warranty claims long after they have shipped product and recognized revenue. Any increase in the defect rate of their products would cause them to increase the amount of warranty reserves and have a corresponding negative impact on their financial statement.

They are exposed to the limit on the availability and price of electricity.

The primary energy supply to their operations is electricity from the local power company. There is not an extensive and resilient connection to a national or regional power grid. Thus, they may be exposed to power outages and shut downs which their standby generators would only partially mitigate. Fluctuations in world oil prices and supply could also work to affect their supply and cost of electricity.

From time-to-time, they may seek additional equity or debt financing and may not be able to secure this financing at acceptable terms.

From time-to-time, they may seek additional equity or debt financing to provide for the capital expenditures required to maintain or expand their design and production facilities and equipment and/or working capital, as well as to repay loans if their cash flow from operations is insufficient and for future acquisitions of businesses, facilities, technologies, assets and product lines. They cannot predict with certainty the timing or amount of any such capital requirements. If such financing is not available on satisfactory terms, they may be unable to expand their business or to develop new business at the rate desired, and their operating results may suffer.

They must effectively manage their growth.

Failure to manage their growth effectively could adversely affect their operations. They may increase the number of their manufacturing facilities and products and may plan to expand further the number and diversity of their products in the future and may further increase the number of locations from which they manufacture and sell. Their ability to manage their planned growth effectively will require them to:

•	enhance their operational, financial and management systems;

•	expand usage of their facilities and equipment; and

•	successfully hire, train and motivate additional employees, including the technical personnel necessary to operate their production facilities.

An expansion and diversification of their product range, manufacturing and sales locations and customer base would result in increases in their overhead and selling expenses. They may also be required to increase staffing and other expenses as well as their expenditures on plant, equipment and property in order to meet the anticipated demand of their customers. Any increase in expenditures in anticipation of future orders that do not materialize would adversely affect their profitability. Customers may require rapid increases in design and production services that place an excessive short-term burden on their resources.

Risks Related to International Operations

They are dependent on their Chinese manufacturing operations.

Solar Power’s current manufacturing operations are located in China, their sales and administrative offices are in the U.S. The geographical distances between these facilities create a number of logistical and communications challenges. In addition, because of the location of the manufacturing facilities in China, they could be affected by economic and political instability there, including problems related to labor unrest, lack of developed infrastructure, variances in payment cycles, currency fluctuations, overlapping taxes and multiple taxation issues, employment and severance taxes, compliance with local laws and regulatory requirements, and the burdens of cost and compliance with a variety of foreign laws. Moreover, inadequate development or maintenance of infrastructure in China, including adequate power and water supplies, transportation, raw materials availability or the deterioration in the general political, economic or social environment could make it difficult, more expensive and possibly prohibitive to continue to operate their manufacturing facilities in China.

They may not be able to retain, recruit and train adequate management and production personnel.

Solar Power’s continued operations are dependent upon their ability to identify, recruit and retain adequate management and production personnel in China. They require trained graduates of varying levels and experience and a flexible work force of semi-skilled operators. Many of their current employees come from the more remote regions of China as they are attracted by the wage differential and prospects afforded by their operations. With the growth currently being experienced in China and competing opportunities for their personnel, there can be no guarantee that a favorable employment climate will continue and that wage rates in China will continue to be internationally competitive.

The Chinese government could change its policies toward, or even nationalize, private enterprise, which could harm their operations.

All of their manufacturing is conducted in China. Accordingly, their business, financial condition, results of operations and prospects are affected significantly by economic, political and legal developments in China. Over the past several years, the Chinese government has pursued economic reform policies, including the encouragement of private economic activities and decentralization of economic regulation. The Chinese government may not continue to pursue these policies or may significantly alter them to their detriment from time to time without notice. Changes in policies by the Chinese government resulting in changes in laws, regulations, their interpretation, or the imposition of confiscatory taxation, restrictions on currency conversion or imports and sources of supply could materially and adversely affect their business and operating results. The nationalization or other expropriation of private enterprises by the Chinese government could result in the total loss of their investment in China.

Their results could be harmed if compliance with new environmental regulations becomes too burdensome.

Solar Power’s manufacturing processes result in the creation of small amounts of hazardous and/or toxic wastes, including various gases, epoxies, inks, solvents and other organic wastes. They are subject to Chinese governmental regulations related to the use, storage and disposal of such hazardous wastes. The amounts of their hazardous waste are expected to increase in the future as their manufacturing operations increase, and therefore, their cost of compliance is likely to increase. In addition, sewage produced by dormitory facilities which house their labor force is coming under greater environmental legislation. Although they believe they are operating in compliance with applicable environmental laws, there is no assurance that they will be in compliance consistently as such laws and regulations or their interpretation and implementation change. Failure to comply with environmental regulation could result in the imposition of fines, suspension or halting of production or closure of manufacturing operations.

The Chinese legal system has inherent uncertainties that could materially and adversely impact their ability to enforce the agreements governing their operations.

Solar Power conducts it’s manufacturing through its Chinese subsidiary, IAS Electronics (Shenzhen) Co., Ltd. They lease the actual factory. The performance of the agreements and the operations of their factory are dependent on their relationship with the local government. Their operations and prospects would be materially and adversely affected by the failure of the local government to honor their agreements or an adverse change in the laws governing them. In the event of a dispute, enforcement of these agreements could be difficult in China. China tends to issue legislation which is subsequently followed by implementing regulations, interpretations and guidelines that can render immediate compliance difficult. Similarly, on occasion, conflicts are introduced between national legislation and implementation by the provinces that take time to reconcile. These factors can present difficulties in their compliance. Unlike the U.S., China has a civil law system based on written statutes in which judicial decisions have limited precedential value. The Chinese government has enacted laws and regulations to deal with economic matters such as corporate organization and governance, foreign investment, commerce, taxation and trade. However, its experience in implementing, interpreting and enforcing these laws and regulations is limited, and their ability to enforce commercial claims or to resolve commercial disputes in China is therefore unpredictable. These matters may be subject to the exercise of considerable discretion by agencies of the Chinese government, and forces and factors unrelated to the legal merits of a particular matter or dispute may influence their determination, which may limit legal protections available to them. In addition, any litigation in China may result in substantial costs and diversion of resources and management attention.

Because their operations are international, they are subject to significant worldwide political, economic, legal and other uncertainties.

Solar Power is incorporated in the U.S. and has subsidiaries in China and the U.S. Because they manufacture all of their products in China, substantially all of the net book value of their total fixed assets and a major portion of their inventory is located there. Although they currently sell their products to customers in the U.S. they may sell their products to customers located outside of the U.S. in the future. Protectionist trade legislation in the U.S. or foreign countries, such as a change in export or import legislation, tariff or duty structures, or other trade policies, could adversely affect their ability to sell products in these markets, or even to purchase raw materials or equipment from foreign suppliers. Moreover, they are subject to a variety of U.S. laws and regulations, changes to which may affect their ability to transact business with customers or in certain product categories.

They are also subject to numerous national, state and local governmental regulations, including environmental, labor, waste management, health and safety matters and product specifications. They are subject to laws and regulations governing their relationship with their employees, including: wage and hour requirements, working and safety conditions, citizenship requirements, work permits and travel restrictions. These include local labor laws and regulations, which may require substantial resources for compliance. They are subject to significant government regulation with regard to property ownership and use in connection with their leased facilities in China, import restrictions, currency restrictions and restrictions on the volume of domestic sales and other areas of regulation, all of which impact their profits and operating results.

They face risks associated with international trade and currency exchange.

Solar Power transacts business in a variety of currencies including the U.S. dollar and the Chinese Yuan Renminbi, or RMB. Although they transact business predominantly in U.S., they collect a portion of their revenue and incur approximately sixty percent (60%) of their operating expenses, such as payroll, land rent, electrical power and other costs associated with running their facilities in China, in RMB. Adverse movements between the selling currency and the RMB would have a material impact on their profitability. Changes in exchange rates would affect the value of deposits of currencies they hold. The RMB has been broadly stable against U.S. dollar in the past three years, but is not fully convertible and fully traded. They also do not currently hedge against exposure to other currencies. They cannot predict with certainty future exchange rates and thus their impact on their operating results. Solar Power does not have any long-term debt valued in RMB.

Changes to Chinese tax laws and heightened efforts by the Chinese tax authorities to increase revenues could subject them to greater taxes.

Under applicable Chinese law, they have been afforded a number of profits tax concessions by Chinese tax authorities on a substantial portion of their operations in China. However, the Chinese tax system is subject to substantial uncertainties with respect to interpretation and enforcement. The Chinese government has attempted to augment its revenues through heightened tax collection efforts. Continued efforts by the Chinese government to increase tax revenues could result in revisions to or changes to tax laws or their interpretation, which could increase their future tax liabilities or deny them expected concessions or refunds.

Future outbreaks of severe acute respiratory syndrome or other communicable diseases may have a negative impact on their business and operating results.

In 2003, several economies in Asia, including China, where their operations are located, were affected by the outbreak of severe acute respiratory syndrome, or SARS. If there is a recurrence of an outbreak of SARS, or similar infectious or contagious diseases such as avian flu, it could adversely affect their business and operating results. For example, a future SARS outbreak could result in quarantines or closure to their factory, and their operations could be seriously disrupted as the majority of their work force is housed in two dormitories. In addition, an outbreak could negatively affect the willingness of their customers and suppliers to visit their facilities.

Risks Related to Our Common Stock

We have not and are unlikely to pay cash dividends in the foreseeable future

We have never paid any cash dividends on our common stock and may not pay cash dividends in the future. Instead, we intend to apply earnings to the expansion and development of the business. Thus, the liquidity of your investment is dependent upon your ability to sell stock at an acceptable price. The price can go down as well as up and may limit your ability to realize any value from your investment..

Any future financings and subsequent registration of common stock for resale will result in a significant number of shares of their common stock available for sale, and such sales could depress their common stock price. Further, no assurances can be given that we will not issue additional shares which will have the effect of diluting the equity interest of current investors. Moreover, sales of a substantial number of shares of common stock in any future public market could adversely affect the market price of our common stock and make it more difficult to sell shares of common stock at times and prices that either you or we determine to be appropriate.

There is no public market for our common stock.

There currently is no public market for our common stock. Completion of the merger does not guarantee the existence of a trading market. While we intend to develop a public market for our common stock, there are no assurances that a public market will develop or provide liquidity for investors when needed. To the extent that a limited public market develops in the future, we can give no assurance that an active trading market for their common stock will develop, or if one develops, that trading will continue. Accordingly, investors in their common stock may not have immediate liquidity at any given time.

We expect our stock price to be volatile.

Should a public market develop, the trading price of our common stock is likely to be highly volatile and could be subject to wide fluctuations in price in response to various factors, many of which are beyond our control, including:

•	the depth and liquidity of the market for the common stock;

•	developments generally affecting the energy industry;

•	investor perceptions of the business;

•	changes in securities analysts’ expectations or our failure to meet those expectations;

•	actions by institutional or other large stockholders;

•	terrorist acts;

•	actual or anticipated fluctuations in results of operations;

•	announcements of technological innovations or significant contracts by us or our competitors;

•	introduction of new products byus or our competitors;

•	our sale of common stock or other securities in the future;

•	changes in market valuation or earnings of our competitors;

•	changes in the estimation of the future size and growth rate of the markets; results of operations and financial performance; and

•	general economic, industry and market conditions.

In addition, the stock market in general often experiences substantial volatility that is seemingly unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock.

Any sale of a substantial amount of our stock could cause our stock price to drop.

There are several individuals and entities that will hold significant positions in our common stock. These holders are not obligated to retain their shares. Any sale by these or other holders of a substantial amount of common stock in any future public market, or the perception that such a sale could occur, could have an adverse effect on the market price of our common stock. Such an effect could be magnified if their stock is relatively thinly traded.

Our stock may be governed by the "penny stock rules," which imposes additional requirements on broker-dealers who make transactions in their stock.

SEC rules require a broker-dealer to provide certain information to purchasers of securities traded at less than $5.00, which are not traded on a national securities exchange or quoted on the NASDAQ Stock Market. Since our Common Stock is not currently traded on an “exchange,” if the future trading price of our common stock is less than $5.00 per share, our common stock will be considered a "penny stock," and trading in our common stock will be subject to the requirements of Rules 15g-9015g-9 under the Securities Exchange Act of 1934 (the "Penny Stock Rules"). The Penny Stock Rules require a broker-dealer to deliver a standardized risk disclosure document prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer must also give bid and offer quotations and broker and salesperson compensation information to the prospective investor orally or in writing before or with the confirmation of the transaction. In addition, the Penny Stock Rules require a broker-dealer to make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction before a transaction in a penny stock. These requirements may severely limit the liquidity of securities in the secondary market because few broker-dealers may be likely to undertake these compliance activities. Therefore, unless an exemption is available from the Penny Stock Rules, the disclosure requirements under the Penny Stock Rules may have the effect of reducing trading activity in our common stock, which may make it more difficult for investors to sell.

BUSINESS

Overview

Solar Power, through its wholly owned subsidiaries, International Assembly Solutions, Limited (Hong Kong) and IAS Electronics (Shenzhen) Co., Ltd, currently manufacture cable, wire and mechanical assemblies and are expanding operations to produce and install solar power systems for use in residential, commercial and industrial applications. They intend to develop, manufacture and market photovoltaic panels and system components for the production of environmentally clean electric power throughout the world. Photovoltaic cells generate direct current electricity when exposed to sunlight. They believe that they have manufacturing, distribution and installation advantages that will result in lower operational cost versus other competing solar power companies and technologies.

Their revenues today are primarily derived from the sale of cable, wire and mechanical assemblies. These products are sold directly to telecommunications, transportation and manufacturing companies for use in commercial and industrial applications. They intend to design, develop, manufacture and market a variety of solar modules, which are assemblies of photovoltaic cells that have been electrically interconnected and laminated in a physically durable and weather-tight package. These products are intended for use in residential, commercial and industrial applications. They intend to distribute primarily through their company-owned stores and their franchisee network, which they anticipate to be a compilation of businesses that currently perform electrical, roofing and HVAC services. Their solar modules and balance of system products add value by incorporating system designs features enabling more efficient installation and resulting in significant labor costs savings.

Applications for their products include on-grid generation, in which supplemental electricity is provided to an electric utility grid, and off-grid generation for markets where access to conventional electric power is not economical or physically feasible. Their products are currently sold primarily in the United States.

Industry Overview

According to the International Energy Outlook 2006 (IEO2006), net electricity consumption is expected to more than double between 2003 and 2030, growing from 14.8 trillion kilowatt hours to 30.1 trillion kilowatt hours. During this time frame, the report projects that natural gas and renewable energy sources are the only fuels expected to increase their share of the total world electricity generation.

Currently, the electric power industry is one of the world’s largest industries with annual global revenues reaching approximately $1 trillion per year. Higher fossil fuel prices, particularly for natural gas, have raised the cost of producing electricity. As a result of these higher production costs, renewable energy sources such as solar are better able to compete economically.

In 2003, nearly 60 percent of the total net electricity consumption in the OECD economies was in the residential and commercial building sectors. The industrial sectors accounts for 39 percent.

Economic growth is among the most important factors to be considered in projecting changes in the world’s energy consumption. Over the 2003 to 2030 period, the projected world real Gross Domestic Product (GDP) is expected to average 3.8 percent annually. Despite higher energy prices over the last two years, the U.S. economy is projected to grow an average of 3.0 percent between 2006 and 2015 and then slow down to 2.9 percent. Canada’s growth is expected to mirror the United States while Mexico should see growth closer to 4.1 percent.

Between 2003 and 2030, much of the world’s economic activity growth is expected to occur among the nations of non-OECD Asia. China for example, is expected to have demand grow by an average 5.5 percent per year. By 2020, China is expected to have the world’s largest economy, based on share of Gross Domestic Product (GDP). Another country experiencing similar demand growth is India, where the average annual GDP is projected to be 5.4 percent over the same timeframe.

According to the IEO2006 report, to meet the world’s electricity demand, an extensive expansion of installed generating capacity will be required. How each country or region adds the additional capacity depends on the availability of local resources, energy security and market competition among fuel choices. The fuel mix used to generate electricity over the past thirty years has changed significantly. Coal has remained the dominant fuel but the use of nuclear power increased during the 1970s and natural gas rapidly grew during the 1980s and 1990s. This fuel mix change was encouraged by the rise in oil prices.

In 2003, the fuel mix for electricity generation includes coal with 40%, natural gas with 19%, oil with 10%, nuclear power with 8% and renewable sources, such as solar, hydroelectric and wind power with 23%. Solar accounts for less then one percent. Electric power producers face several challenges in meeting anticipated growth in electricity demand:

•
Environmental regulations. Environmental regulations addressing global climate change and air quality seek to limit emissions by existing fossil fuel-fired generation plants and new generating facilities. Countries that are parties to international treaties such as the Kyoto Protocol have voluntarily submitted to reducing emissions of greenhouse gases. National and regional air pollution regulations also restrict the release of carbon dioxide and other gases by power generation facilities.

•
Infrastructure reliability. Investment in electricity transmission and distribution infrastructure has not kept pace with increased demand, resulting in major service disruptions in the United States, such as the Northeast blackout in August 2003. Increasing the aging infrastructure to meet capacity constraints will be capital intensive, time consuming and may be restricted by environmental concerns.

•
Fossil fuel supply constraints and cost pressures. The supply of fossil fuels is finite. While an adequate supply of coal, natural gas and oil exists for the foreseeable future, depletion of the fossil fuels over this century may impact prices and infrastructure requirements. For example, the U.S. domestic supply of liquefied natural gas, or LNG, is not expected to meet consumption requirements by 2025, requiring significant investment in LNG shipping terminal infrastructure to support imported fuel. Political instability, labor unrest, war and the threat of terrorism in oil producing regions has disrupted oil production, increased the volatility of fuel prices and raised concerns over foreign dependency in consumer nations.

•
Weather. Regional weather impacts, such as higher temperatures or drought frequencies and duration, may affect the demand for electricity consumption or the ability to produce additional electrical supplies, as in the case of hydro production.

They believe that economic, environmental and national security pressures and technological innovations are creating significant opportunities for new entrants within the electric power industry. The demand for additional electricity resources will bring changes to the market place and create opportunities for those companies that anticipate, plan and execute appropriately.

Distributed Generation and Renewable Energy

Distributed generation and renewable energy are two promising areas for growth in the global electric power industry. Distributed generation is defined as point-of-use electricity generation that either supplements or bypasses the electric utility grid. Distributive generation employs technologies such as solar power, micro turbines and fuel cells. The move to distributed power will come from capacity constraints, increased demand for reliable power reliability and the economic challenges of building new centralized generation and transmission facilities.

Renewable energy is defined as energy supplies that derive from non-depleting sources such as solar, wind and certain types of biomass. Renewable energy reduces dependence on imported and increasingly expensive oil and natural gas. In addition, growing environmental pressures, increasing economic hurdles of large power generation facilities and U.S. National Security interests are favorable drivers for renewable energy. Renewable energy, including solar and wind power, is the fastest growing segment of the energy industry worldwide.

Solar power is both distributed and renewable. Solar power is an environmentally benign, locally sourced renewable energy source that can play an immediate and significant role in assisting global economic development, forging sustainable global environmental and energy policies, and protecting national security interests.

Solar Power

Solar power generation uses interconnected photovoltaic cells to generate electricity from sunlight. The photovoltaic process (PV) captures packets of light (photons) and converts that energy into electricity (volts). Most photovoltaic cells are constructed using specially processed silicon. When sunlight is absorbed by a semiconductor, the photon knocks the electrons loose from the atoms, allowing the electrons to flow through the material to produce electricity. This generated electricity is direct current (DC).

Light can be separated into different wavelengths with a wide range of energies. These photons may be reflected, absorbed or passed right through the PV cell. Solar cell technology only has the ability to capture the energy of photons within a specific range. Lower wavelength photons create heat, resulting in higher solar cell temperatures and lower conversion rate to energy. Higher wavelength photons have lower levels of energy and thus do not generate electricity. A typical commercial cell has an efficiency of only 15%.

Many interconnected cells are packaged into solar modules, which protect the cells and collect the electricity generated. Solar power systems are comprised of multiple solar modules along with related power electronics. Solar power technology, first used in the space program in the late 1950s, has experienced growing worldwide commercial use for over 25 years in both on-grid and off-grid applications.

•
On-grid. On-grid applications provide supplemental electricity to customers that are served by an electric utility grid, but choose to generate a portion of their electricity needs on-site. The On-grid segment is typically the most difficult to compete in since electricity generated from coal, nuclear, natural gas, hydro and wind is at much lower rates. Despite the unfavorable cost comparisons, On-grid applications have been the fastest growing part of the solar power market. This growth is primarily driven by the worldwide trend toward deregulation and privatization of the electric power industry, as well as by government initiatives, including incentive programs to subsidize and promote solar power systems in several countries, including Japan, Germany and the United States. On-grid applications include residential and commercial rooftops, as well as ground-mounted mini-power plants.

•
Off-grid. Off-grid applications serve markets where access to conventional electric power is not economical or physically feasible. Solar power products can provide a cost-competitive, reliable alternative for such power applications as highway call boxes, microwave stations, portable highway road signs, remote street or billboard lights, vacation homes, rural homes in developed and developing countries, water pumps and battery chargers for recreational vehicles and other consumer applications.

Solar power has emerged as one of the primary distributed generation technologies seeking to capitalize on the opportunities resulting from trends affecting the electric power industry. Relative to other distributed generation technologies, solar power benefits include:

•
Modularity and scalability. From tiny solar cells powering a hand-held calculator to an array of roof modules powering an entire home to acres of modules on a commercial building roof or field, solar power products can be deployed in many sizes and configurations and can be installed almost anywhere in the world. Solar is among the best technologies for power generation in urban areas, environmentally sensitive areas and geographically remote areas in both developing and developed countries.

•
Reliability. With no moving parts and no fuel supply required, solar power systems reliably power some of the world’s most demanding applications, from space satellites to maritime applications to remote microwave stations. Solar modules typically carry warranties as long as 25 years.

•
Dual use. Solar modules are expected to increasingly serve as both a power generator and the skin of the building. Like architectural glass, solar modules can be installed on the roofs or facades of residential and commercial buildings.

•	Environmentally cleaner. Solar power systems consume no fuel and produce no air, water or noise emissions.

Germany, Japan and the United States presently comprise the majority of world market sales for solar power systems. Government policies in these countries, in the form of both regulation and incentives, have accelerated the adoption of solar technologies by businesses and consumers. For example, in the United States, the 2005 energy bill enacted a 30% investment tax credit for solar, and in January 2006 California approved the largest solar program in the country’s history, a $3.2 billion, 11-year California Solar Initiative. These three countries together accounted for 83% of the solar global market in 2005. Internationally, Spain, Portugal and Italy have recently developed new solar support programs.

As a result of solar power’s benefits and government support, the solar power market has seen sustained and rapid growth. Global PV installations have increased from 345 megawatt (MW) in 2001 to 1,460 MW in 2005. Unit shipments have increased over 20% per year on average for the past 20 years with never a negative growth year.

Solar Power Challenges

Although solar power can provide a cost-effective alternative for off-grid applications, they believe the principal challenge to widespread adoption of solar power for on-grid applications is reducing manufacturing and installation costs without impairing product reliability. They believe the following advancements in solar power technology are necessary to meet this challenge:

•
Efficient material use. Reduce raw materials waste, particularly the waste associated with sawing silicon by conventional crystalline silicon technology. Efficient use of silicon is imperative for the growth of the industry due to the limited supply and increasing cost of silicon raw material expected for the near future.

•	Simplified and continuous processing. Reduce reliance on expensive, multi-step manufacturing processes.

•	Reduced manufacturing capital costs. Decrease the costs and risks associated with new plant investments as a result of lower capital costs per unit of production.

•	Improved product design and performance. Increase product conversion efficiency, longevity and ease of use. Conversion efficiency refers to the fraction of the sun’s energy converted to electricity.

•	Simplified installation process. Reduce the time and effort required to install a solar system. Eliminate non-value added functions.

Their Solution

Solar Power intends to offer a broad range of their solar modules, balance of system components, and integration services, including system design, installation and maintenance. They intend to source components that are capital intensive to produce, such as solar cells, and rely on their manufacturing and assembly process to efficiently and economically complete their final products. They intend to utilize their in-house expertise to design and customize systems and components to meet each customer’s requirements. Finally, they expect to modify their system components so that their installation process time is reduced.

Their solutions should enable their operations to improve the quality and yield of their manufactured products, to improve the delivery of and to shorten their time-to-market, thereby improving both product and service profitability. They believe that their solutions provide the following key benefits to their customers:

•	cost-effective solar modules and balance of system products;

•	high quality components and supply chain management expertise;

•	custom design and manufacturing expertise; and

•	superior customer service and post-sales support.

Strategy

Solar Power’s business strategy is to develop, manufacture and market solar panels and system component products to institutional, commercial and residential facilities around the world. They presently are focused on the following steps to implement their business strategy:

•
Outsource completed solar cells. They believe that they have the resources and relationships to acquire solar cells. They have entered into discussion with several manufacturers who possess the production capacity to deliver the required number of complete solar cells. The manufacturing process to convert metallurgical grade silicon into either solar wafers or solar cells requires high capital investments and long lead times. They firmly believe that their firm’s resources are better applied to manufacturing the solar module and balance of system products.

•
Accelerate their manufacturing cost reduction and capacity expansion. They intend to quicken the expansion pace, secure critical supply chain and leverage their technology and manufacturing capabilities through strategic partnerships with other participants in the solar power industry. They have extensive experience manufacturing cable and mechanical assemblies in their existing facility in China. They’ll apply their expertise and know-how, which requires the same skill sets, into assembling solar modules and balance of system components. Their existing manufacturing team is well versed in bringing components into China, applying value added services, exporting their finished products through the Chinese regulatory environment and delivering the final product to their customer’s doorsteps. In July 2006, they secured a new manufacturing facility. This 123,784 square foot facility will allow them to produce over 50 MW of solar panels yearly.

•
Accelerate their installation cost reductions. They intend to utilize a made to order system for each customer’s order. They first utilize their engineering expertise during the initial sales process. Each proposed system will be electronically reviewed within twenty-four hours of the initial proposed site design. This initial review will modify the initial site design with proper sizing, layout and output requirements—resulting in significant savings in materials, labor, rework and installation time. These document changes will be wrapped into their sales order contract. Upon written approval, this order is accepted into their materials requirements planning system and scheduled for production. Upon completion of product, all of the customer’s panels, balance of system items and installation components will be bundled and shrink-wrapped. This final bundle will be delivered to the customer’s address and their installation crew will be scheduled to arrive the following day to complete the project. This ordering, design review and component bundling process will greatly accelerate the time needed to complete their installation process.

•
Diversify and differentiate their product lines. They intend to design a full complement of inverters and balance of systems components to complement a wide array of solar system designs and power generating capacities.

Customers

Solar Power currently builds cable and harness assemblies for Siemens and wire harness assemblies for certain U.S. telecom companies. Additionally, they have entered into a merger agreement with Dale Renewables Consulting, Inc. (DRCI). DRCI has signed a number of contracts to provide photovoltaic integration services. Current customers include Centex Homes, where solar is being offered as both a standard and upgrade feature, and Sun Country Builders, who are installing the highest power to usage systems of any multi-family projects in the nation.

Products and Services

Solar power products in general are built-up through four stages of production:

•
Wafers. A crystalline silicon wafer is a flat piece of crystalline silicon that can be processed into a solar cell. Wafers are usually square or square with rounded corners. A typical size is 152 millimeters by 152 millimeters.

•
Cells. A solar cell is a device made from a wafer that converts sunlight into electricity by means of a process known as the photovoltaic effect. Their solar cells produce approximately 3.5 watts of power each.

•
Modules. A solar module is an assembly of solar cells that have been electrically interconnected and laminated in a physically durable and weather-tight package. A typical solar module can produce from 20 to 300 watts of power and range in size from 2 to 25 square feet. Their typical commercial module will range from 180 to 220 watts.

•
Systems. A solar system is an assembly of one or more solar modules that have been physically mounted and electrically interconnected, often with batteries or power electronics, to produce electricity. Typical residential on-grid systems produce 2,000 to 6,000 watts of power.

Solar Power intends to make solar modules and systems their primary products. They believe their modules will be competitive with other products in the marketplace and will be certified to international standards of safety, reliability and quality. If their development programs are successful, they expect to continue to increase the conversion efficiency and power of their solar modules as they expand their manufacturing capacity and increase their efficiencies through on going process improvement.

Intellectual Property

Solar Power relies and will continue to rely on trade secrets, know-how and other unpatented proprietary information in their business. They have not registered any trademarks or patents. However, they intend to register the following trademarks: Solar Power, Inc, the Solar Power, Inc. logo, International Assembly Solutions, Ltd. and IAS, Ltd. (the “Marks”) for use with their solar power products. In addition, they are in the process of preparing patent applications in the U.S. for certain of their proprietary technologies.

Competition

The solar power market is intensely competitive and rapidly evolving. Their competitors have established a market position more prominent than theirs, and if they fail to secure their supply chain, attract and retain customers and establish a successful distribution network for their solar power products, they may be unable to increase their sales and market share. They compete with major international and domestic companies. Their major systems integration competitors include Powerlight, SPG Solar, Akeena Solar, Sun Edison, Global Solar plus numerous regional players, and other similar companies primarily located in California and New Jersey. Manufacturing competitors include multinational corporations such as BP Solar, Kyocera Corporation, Mitsubishi, Solar World AG, Sharp Corporation, and Sanyo Corporation. They also expect that future competition will include new entrants to the solar power market offering new technological solutions. Further, many of their competitors are developing and are currently producing products based on new solar power technologies, including other crystalline silicon ribbon and sheet technologies, that they believe will ultimately have costs similar to, or lower than, their projected costs.

They believe that the cost and performance of their technologies, products and services will have advantages compared to competitive technologies, products and services. Their products offer the reliability, efficiency and market acceptance of other crystalline silicon products. They believe their technological process provides lower manufacturing costs resulting from significantly more efficient material usage and fewer processing steps, particularly in module fabrication.

The entire solar industry also faces competition from other power generation sources, both conventional sources as well as other emerging technologies. Solar power has certain advantages and disadvantages when compared to other power generating technologies. The advantages include the ability to deploy products in many sizes and configurations, to install products almost anywhere in the world, to provide reliable power for many applications, to serve as both a power generator and the skin of a building and to eliminate air, water and noise emissions. Whereas solar generally is cost effective for off-grid applications, the high up-front cost of solar relative to most other solutions is the primary market barrier for on-grid applications. Furthermore, unlike most conventional power generators, which can produce power on demand, solar power cannot generate power where sunlight is not available, although it is often matched with battery storage to provide highly reliable power solutions.

Manufacturing and Assembly Capabilities

Solar Power believes that their experience and existing operations in China gives them a competitive advantage in the photovoltaic market. Due to the various costs associated with both silicon and subsequent wafer processing, the high cost of solar products has rendered them unmarketable in some geographic areas. The stated goal for some time in the photovoltaic industry has been to reduce manufacturing costs to allow prices to drop to where rebates and subsidies are no longer a necessity. They feel their vertically integrated China based model takes a major step towards the lessening of the rebate dependency.

Their principal manufacturing objective is to provide for large-scale manufacturing and assembly of their solar power products at low costs that will enable them to penetrate price-sensitive solar power markets. Their 123,784 square foot campus in NanYue, Shenzhen, Peoples Republic of China (PRC) includes approximately 101,104 square feet of manufacturing space. The Shenzhen facility will include a complete line of equipment to manufacture cable harnesses and mechanical assemblies, including solar cells, modules and inverters. Additional equipment will test and verify product functionality and performance standards. They expect this facility to have a total capacity of approximately 50 megawatts per year if operated at full capacity.

Suppliers

A substantial portion of their product costs will stem from the purchase of components and raw materials. Raw materials are principally comprised of glass, aluminum frames, sheet metal, eva bonding materials, copper tabs, and wiring. Components include solar cells, printed circuit boards, electrical connectors, junction boxes, molded plastic parts and packaging materials. These are purchased from a variety of suppliers. They will be dependent on certain key suppliers for sole source supplies of customer specified items. They intend to base component orders on received purchase orders in an effort to minimize their inventory risk by ordering components and products only to the extent necessary. However, in certain circumstances due to priorities of lead times, they may occasionally purchase components and/or a raw material based on rolling forecasts or anticipated orders following a risk assessment.

Certain components may be subject to limited allocation by certain of their suppliers. In their industry, supply shortages and delays in deliveries of particular components have resulted in curtailed production, or delays in production of assemblies using scarce components or higher component costs. These supply shortages may contribute to an increase in their inventory levels and/or a reduction in their margins. They expect that shortages and delays in deliveries of some components will continue to impact their industry, and they are striving to develop multiple sources of supply where possible.

Sales and Marketing

Solar Power intends to bring their solar power products to market by utilizing strategic company owned store operations and establishing a national Franchise network.

Company-Owned Stores. Company-owned store operations will market, sell and install their products within a locally defined geographic area. They expect to offer superior products and services than their competitors at a value that is recognized by their customer base. They should be able to add significant value by providing a reliable product source for all modules and balance of system items, by designing complete PV systems that include all modules and associated electronics, structures and wiring systems, and by providing expertise and assistance with complex governmental permit processing and rebate program administration.

Company-owned store operations intend to work directly with all regional and national commercial and residential land use companies. They intend to provide national account representatives who will establish long-term relationships with these prime customers. Their company-owned store team is designed to provide reliable product sourcing, PV system designs and reviews, permit and rebate assistance, media and public relations recognition and co-marketing opportunities. In essence, they intend to strive to provide a one-stop shopping experience for these large volume customers. They intend to initially establish stores in California and then expand to several other geographic locations in the United States.

Franchising. Outside of company-owned store operations, they intend to work with Franchisee partners who will have exclusive geographical territories that include specific application focus. They expect their Franchisee partners to include existing operations, such as electrical, roofing or HVAC contractors, who have had extensive core business experience installing applications similar to their solar product line. Regional company-owned stores intend to provide consistent and reliable product supply, expertise on PV system designs and reviews, assistance with all permits and rebate programs, and extensive marketing and sales support. They believe that by franchising they will be able to accomplish the following:

•	Build a national brand
•	Leverage the brand quickly
•	Leverage sales and marketing both regionally and nationally
•	Develop consistency in installation, training and service
•	Access national accounts through corporate rather than regionally
•	Consistent marketing schemes, materials, programs with national sales teams

Other Mediums. They intend to market their products through trade shows, on-going customer communications, promotional material, their web site, direct mail and advertising. Their staff will provide customer service and applications engineering support to their distribution partners while also gathering information on current product performance and future product requirements.

Employees

As of June 30, 2006, Solar Power had approximately 93 full-time employees, including approximately 3 engaged in research and development and approximately 80 engaged in manufacturing, the majority of which are employed through their subsidiary in China. None of their employees are represented by labor union nor are they organized under a collective bargaining agreement. They have never experienced a work stoppage and believe that their relations with their employees are good.

DESCRIPTION OF PROPERTY

Solar Power’s manufacturing facilities consist of 123,784 square feet, including 100,104 square feet of factories and 23,680 square feet of dorms, situated in an industrial suburb of Shenzhen, Southern China known as Long Gang. Only the state may own land in China. Therefore, they lease the land under their facilities, and their lease agreement gives them the right to use the land until July 31, 2009 at an annual rent of $164,400, subject to certain periodic rent increases.

Their corporate headquarters are located in Granite Bay, California in a space of 3,896 square feet. The lease expires in July 2009, and the rent is currently $81,816 per year for the first year, $84,153 for the second year, and $86,491 for the remainder of the lease.

MANAGEMENT

Directors

Stephen C. Kircher, age 52, has served as their Chief Executive Officer and Chairman of the Board of Directors since inception. Mr. Kircher served as the Chief Executive Officer and Chairman of the Board of Directors of Solar Power since its inception. Just prior to forming Solar Power, Mr. Kircher served as a consultant. Previously, Mr. Kircher served as the Chairman and Chief Executive Officer of International DisplayWorks, Inc. from July 2001 until December 2004. From 1993, he served as Chairman of Capitol Bay Group, Inc., and as Chairman of Capitol Bay Securities, Inc. (securities and investment banking) and Capitol Bay Management, Inc. (an investment company). Both Capitol Bay Securities, Inc. and Capitol Bay Management, Inc. were wholly owned subsidiaries of Capitol Bay Group, Inc., which companies ceased operations in 2001. He was also a founding Director of Burlingame Bancorp and served on its Board from 1984 to 1991. Mr. Kircher has a Bachelor of Arts degree from the University of California, San Diego.

Larry D. Kelly, has served as their director since the consummation of the Merger. Mr. Kelly has served as a director of Solar Power since May 2006. Mr. Kelly is President and partner of McClellan Park, LLC. In addition, Mr. Kelly is also President and Chief Executive Officer of Stanford Ranch I, LLC, a 3,500-acre master planned community in Rocklin, California. Mr. Kelly has been involved in Real Estate for twenty-nine years. Previously he spent ten years with US Home Corporation, one of the nation’s largest homebuilders. In his capacity as President of Community Development, he was responsible for the acquisition, development and marketing of numerous master-planned communities in ten states. Mr. Kelly has a Bachelors of Science in Industrial Engineering at Texas A&M. In addition, he has a Masters of Business Administration at Harvard Business School.

Executive Officers

Bradley J. Ferrell, age 30, will serve as their Senior Vice President, Marketing and Sales, beginning September 2006. Since 2003, Mr. Ferrell was the Vice President of Sales and Marketing for International DisplayWorks, Inc. (IDW). In this role, he directed worldwide sales where he has grown revenue from $10 million in 2001 to over $100 million in FY 2006. Mr. Ferrell began working for IDW in 2001 as a Production Coordinator with the primary focus on Hong Kong and China operations. In 2002, he was appointed Domestic Sales Manager. Prior to joining IDW, Mr. Ferrell worked as an analyst in the technology sector of a brokerage firm. Mr. Ferrell received his Bachelor of Arts in Economics from Southern Methodist University.

Glenn E. Carnahan, age 43, serves as their Chief Financial Officer. Previously, Mr. Carnahan served as the Chief Financial Officer of Moller International, a research and development firm that produces the Skycar, a personal vertical take-off and landing vehicle. In 2001, Mr. Carnahan founded IBC Onsite Solutions, Inc. (IBC), a software development firm specializing business management for the construction services industry. While at IBC, he held a variety of financial and operational roles. Mr. Carnahan also served as Chief Financial Officer for Signet Testing Labs, Inc., a construction services and engineering company, from 1997 to 2000. His significant contributions enabled the company to double its revenues during his tenure. Mr. Carnahan worked for the Coca Cola Enterprises (CCE) from 1994 to 1997. While at CCE, he conducted numerous financial studies including a complex activity based cost study for Safeway’s Strategic Category Optimization Plan. Finally, Mr. Carnahan held different financial roles for the Robert Mondavi Corporation from 1992 to 1994. Mr. Carnahan earned his Master in Business Administration from the University of Notre Dame and his Bachelor of Arts in Economics from the University of California, Davis.

Todd Lindstrom, age 39, serves as the Vice President of Operations. Mr. Lindstrom brings over 18 years of experience in construction and construction-related industries to Solar Power, Inc. For the last several years, Mr. Lindstrom has been directly involved in the development of over $80 million of photovoltaic solar projects for commercial, residential and government clients throughout California. From 1999 to 2001, Mr. Lindstrom worked nationally as Vice President of Dealer Relations for CarsDirect.com. As a founding employee, Mr. Lindstrom was directly involved in the growth of this company from four employees to 625 employees, and over $250 million in annual sales. In 1990 Mr. Lindstrom started his own construction company.. To enhance his construction company, Mr. Lindstrom purchased a Floor Coverings International (FCI) franchise, which he quickly developed into the second largest volume franchise in the FCI system. Mr. Lindstrom is an alumnus of California State University, Sacramento where he focused on Marketing and Public Relations.

Kirk Uhler, age 39, serves as the Vice President of Government & Industry Relations. Mr. Uhler is responsible for directing Solar Power’s outreach and advocacy efforts within the legislative and administrative processes at all levels of government. Immediately prior to joining Solar Power, Inc., Mr. Uhler was the District Director for a United States Congressman, responsible for all district office operations, budgeting, hiring and community outreach. Mr. Uhler previously served as the Chief Operating Officer of the Electric & Gas Industries Association. As COO, Mr. Uhler directed the creation and development of EGIA’s for-profit subsidiary. Prior to Joining EGIA, Mr. Uhler was a founding employee of CarsDirect.com, where he set-up and managed the national dealership network. As the Senior Director for Dealer and Industry Relations, Mr. Uhler was responsible for opening offices in fifteen cities. Mr. Uhler received his Bachelor of Arts in Political Science from the University of California, Berkeley.

Jack Patton, age 58, serves as the Vice President of Engineering. Mr. Patton has 35 years experience in Manufacturing Engineering, Design Engineering and Research and Development. Mr. Patton has designed high technology manufacturing and test equipment for high volume domestic and international manufacturing facilities. Mr. Patton set up manufacturing facilities in the United States, Philippines and China. Mr. Patton has managed, designed and consulted for companies in the Solar, Semiconductor, LCD, Disk Drive, Computer, and Photonics Industries. Most recently, Mr. Patton was V.P. of Technology Development at International DisplayWorks, President of Patton Engineering, Inc., and Director of Engineering at Cybernex Corporation. Mr. Patton has also had engineering and management positions for Storage Technology, Hewlett Packard, General Electric, and IBM. Mr. Patton received a Bachelor of Science with Honors in Mechanical Engineering from the University of California, Berkeley.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Since our inception, certain expenses had been paid by our principal shareholder. We do not own any real or personal property. Office services had been provided without charge by an officer and director of ours. Such costs had not been significant to the financial statements and accordingly, have not been reflected therein. On March 30, 2005, we paid $107,357 for a pool of sub-prime auto loans with a pay-off balance of $126,302. The pool of sub-prime loans was purchased from Village Auto, an affiliate of Robert Freiheit, our primary shareholder, officer, and director. While Mr. Freiheit will not receive a direct salary, he indirectly receives benefits from the sale and subsequent servicing of the loan pool. The purchase price was 85% of the loan pool’s pay-off balance. The seller of the pool is required to repurchase loans that become 90 days delinquent. We have contracted with Accredited Adjusters, LLC, to service and administer the loans for a monthly fee equal to ½% of the outstanding principal balance. Accredited Adjusters is an affiliate of Mr. Freiheit. In connection with the servicing of the auto loans, we have paid Accredited Adjusters, LLC $4,000, and have a liability of $909 for services rendered during 2005. The fee for the six months ended June 30, 2006 for servicing the loans was $1,455. The fee for the period from March 30, 2005 through December 31, 2005 for servicing the loans was $4,909. At June 30, 2006, we owed Accredited Adjusters, LLC $365 for services rendered. Additionally, Accredited Adjusters, LLC owes us $215 for loan proceeds collected, but not remitted to us by June 30, 2006. During the three months ended June 30, 2006, we incurred consulting fees with Village Auto, a related party, in the amount of $3,200, which is included in payables to related parties at June 30, 2006.

Commencing March 1, 2005, we began paying rent in the amount of $1,800 per month to an affiliate of an officer and director of ours for the use of certain office space. The monthly rental was increased to $2,300 on October 1, 2005. Total rental expense for the year ended December 31, 2005 and the six-month period ended June 30, 2006 was $19,500, and $7,200 respectively.

On July 28, 2005, we loaned $100,000 to Paxton Energy, Inc. (Paxton), a related party through common ownership and common management. The note bore interest at 12% per annum, was payable on demand, and was secured along with other lenders by all of the assets of Paxton. In November 2005, our president purchased the loan and accrued interest of $3,288 from us and in turn we assigned the demand note to him.

On August 9, 2006, Steve Strasser, our President and Director, purchased 468,643 shares of our common stock (156,214 shares upon effectiveness of the 1 for 3 reverse stock split) for $50,000 and Mr. Smith’s family-controlled entity purchased 187,457 shares of our common stock (62,485 shares upon effectiveness of the 1 for 3 reverse stock split) for $20,000.

On August 9, 2006, Howard Landa purchased 187,457 common shares of our common stock (62,485 shares upon effectiveness of the 1 for 3 reverse stock split) for $20,000. In addition, in 2005 he received 50,000 shares of our common stock for services rendered valued at $12,500. Pamplona, Inc. of which Mr. Landa is President received 100,000 shares of our common stock valued at $25,000 for services rendered in 2005.

In July and August 2006, Solar Power issued two demand promissory notes for an aggregate principal amount of $125,000 bearing an interest rate of eight percent (8%) per annum, to Steve Kircher, their director and chief executive officer. The promissory notes were issued in connection with advances provided by Mr. Kircher to Solar Power for working capital.

DESCRIPTION OF SECURITIES

Common Stock

Under our Articles of Incorporation, we may issue up to 100,000,000 shares of common stock. As of August 11, 2006, there were 5,000,000 shares of common stock outstanding. Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. Subject to preferences that may be applicable to any outstanding preferred stock from time-to-time, holders of common stock are entitled to receive ratably such dividends as may be declared by our board of directors out of funds legally available for that purpose. In the event of liquidation, dissolution or our winding up, the holders of common stock are entitled to ratably share in all assets remaining after payment of liabilities, subject to any preferential rights of any then outstanding preferred stock. The common stock has no preemptive or conversion or rights or other subscription rights. The outstanding shares are fully paid and non-assessable.

Our common stock is not listed on any exchange. The transfer agent and registrar for our common stock is Interwest Transfer Co., Inc., 1981 East 4800 South, Suite 100, Salt Lake City, Utah 84117.

Preferred Stock

Under our Articles of Incorporation we may issue up to 20,000,000 shares of preferred stock. No shares of preferred stock are currently outstanding. Our board of directors has the authority to determine the designation of each series of preferred stock and the authorized number of shares of each series. The board of directors also has the authority to determine and alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of shares of preferred stock and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issuance of shares of that series. Any or all rights of the preferred stock may be greater than the rights of the common stock.

The issuance of preferred stock with voting and/or conversion rights may also adversely affect the voting power of the holders of common stock.

Options

We do not currently have any outstanding options.

Registration Rights

On August 9, 2006, we sold 1,560,000 shares of our restricted common stock for total proceeds of $166,438 in a private placement. In connection with the sale, the purchasers received piggyback registration rights. We also agreed to register the 2,440,000 pre-reverse split shares of our common stock held by Robert Freiheit, Howard. S Landa, Terrell W. Smith and Pamplona Inc.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational and reporting requirements under the Securities Exchange Act of 1934. We file periodic reports, proxy statements and other information with the SEC. These reports may be obtained by visiting the Public Reference Room of the SEC at 100 F Street, NE, Room 1580, Washington, D.C. 20549, or by calling the SEC at (212) 551-8090. In addition, the SEC maintains an internet site (http://www.sec.gov) that contains reports, proxy statements and other information regarding issuers that file electronically.

For additional information contact us at 801.521.5703

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On August 9, 2006, our Board of Directors with majority shareholder consent appointed Steven P. Strasser and Terrell W. Smith as new members of the Board of Directors. Concurrently therewith Mr. Strasser purchased 468,643 shares of their common stock (156,214 shares upon effectiveness of the 1 for 3 reverse stock split) for $50,000 and Mr. Smith’s family-controlled entity purchased 187,457 shares of common stock (62,485 shares upon effectiveness of the 1 for 3 reverse stock split) for $20,000.

Mr. Strasser, age 58, has been engaged in stock and venture capital investments on his own behalf since 1987. Mr. Strasser was a director of Sensar Corporation (now Vital Stream Holdings, Inc) from 1999 through April 2002. He served as president from 2001 to 2002 Mr. Strasser received his bachelor of science degree in economics from the University of Utah in l970 and a masters of business administration from Columbia University in 1972. Prior to his appointment and purchase of stock, Mr. Strasser did not have any direct or indirect interest in any transactions to which they are or were to be a party.

Mr. Smith, age 58, is an attorney in private practice since April 2004. Mr. Smith served as General Counsel for Fairbanks Capital Corp. from February 1989 through April 2004. Fairbanks is a nationally recognized server of non-prime residential mortgage loans. Mr. Smith received his bachelor of arts in economics from Stanford University in 1971 and a law degree from the University of Utah, College of Law, in 1974. Prior to his appointment, Mr. Smith provided legal services to them. During 2005 he received cash of $23,700 and 50,000 shares of common stock valued at $12,500. Mr. Smith has been rendering legal services in connection with proposed merger and has billed them $3,500 for the month of July 2006. Pamplona Inc. of which Mr. Smith is vice president received 100,000 shares of common stock valued at $25,000 for services rendered in 2005.

In connection with the execution of the Merger Agreement, on August 22, 2006 Robert Freiheit resigned as a director and officer. On August 22, 2006 their Board of Directors with the consent of the majority shareholders appointed Howard S. Landa as his replacement.

Mr. Landa, age 58, has served as a director of RVision, Inc. since December 2005 which manufactures and installs hardened camera and video surveillance systems for the armed forces, federal, state and local governments and large commercial companies From 1974 until January of 1999 Mr. Landa practiced law as a senior partner in the firm of Kruse, Landa, Maycock & Ricks specializing in corporate, tax and securities law. From 1999 until 2001 served as president and director of Sensar Corporation (now Vital Stream Holdings). He received a bachelor of arts degree in political science form the University of Utah in 1970, a law degree from Hastings College of Law in 1973, and a masters of law degree in taxation form New York University in 1974. On August 9, 2006, Mr. Landa purchased 187,457 common shares (62,485 shares upon effectiveness of the 1 for 3 reverse stock split) for $20,000. In 2005 he received 50,000 shares of common stock for services rendered valued at $12,500. Pamplona, Inc. of which Mr. Landa is President received 100,000 shares of common stock valued at $25,000 for services rendered in 2005.

Our Board of Directors now consists of Steven P. Strasser, Terrell W. Smith, Howard S. Landa, and Dr. Robert Hendrichsen. Mr. Strasser is the President, Mr. Smith is the vice president and treasurer, and Mr. Landa is the secretary. Upon completion of the Merger, all of our current officers and directors will resign and be replaced by the officers and directors of Solar Power.

Item 8.01 Other Events

Exhibit No.	Exhibit Description
10.1	Agreement and Plan of Merger

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WELUND FUND, INC.,
a Nevada Corporation

Dated: August 29,2006	/s/ Steve Strasser
Steve Strasser
President